UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)           January 17, 2005


                               SPRINT CORPORATION
             (Exact name of Registrant as specified in its charter)

           Kansas                    1-04721                  48-0457967
 (State of Incorporation)    (Commission File Number)     (I.R.S. Employer
                                                         Identification No.)


   6200 Sprint Parkway, Overland Park, Kansas                 66251
     (Address of principal executive offices)              (Zip Code)


    Registrant's telephone number, including area code     (913) 624-3000



          (Former name or former address, if changed since last report)


               P. O. Box 7997, Shawnee Mission, Kansas 66207-0997
                (Mailing address of principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry into a Material Definitive Agreement

On January 17, 2005, the Compensation Committee of the Board of Directors of Sprint Corporation ("Sprint") adopted a Sprint Retention Program in connection with the proposed merger with Nextel Communications, Inc. ("Nextel"). The objective of the Sprint Retention Program is to retain officers and other critical employees during the period leading up to the merger and the spin-off of the local telecommunications operations and for a one-year transition period after those events and to provide an incentive to complete a successful merger and spin-off and an effective transition.

Gary Forsee, the Chairman and Chief Executive Officer of Sprint, and Len Lauer, the President and Chief Operating Officer of Sprint, will not be participants in the program. All other executive officers of Sprint will be eligible to receive a cash incentive of 100% of base salary and short term incentive target.

For participating executive officers other than the President-Local Telecommunications Division, 50% of the base salary retention payment is payable at the time of the closing of the Nextel merger or the closing of an intervening business combination. The balance of the base salary payment and the short term incentive target portion is payable on the one year anniversary of the closing date. If the executive officer is involuntarily terminated not for cause, the cash incentive payment will be made on the executive officer's last day worked or the closing date, whichever is later. If an executive officer voluntarily terminates employment or is terminated for cause before a payment is made, the executive officer would not receive that payment. The cash retention incentive will be cancelled in the event that no transaction is consummated.

In addition to the cash retention payment, the Sprint Retention Program provides that, if one of these executive officers is involuntarily terminated not for cause before the one year anniversary of the business combination, all unvested stock options, restricted stock, restricted stock units and other equity based awards held by that executive officer for at least one year at the end of the officer's severance period would fully vest on the last day of the severance period as long as the business combination is consummated and the last day of the severance period occurs on or after the closing date. An executive officer who takes a position with the company resulting from the spin-off of the local division operations is not considered involuntarily terminated and would not receive accelerated vesting of equity based awards.

The President-Local Telecommunications Division will be eligible to receive his retention incentive payments at the time of the spin-off and the one year anniversary of the spin-off. If either the business combination or the spin-off does not occur, he will not receive the payments. His equity based awards accelerate on the same terms and conditions as the other executive officers if he is involuntary terminated not for cause before the one year anniversary of the spin-off. If the spin-off does not occur, he will be entitled to acceleration of his equity based awards only if the involuntary termination occurs before the one year anniversary of the business combination.


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


The Sprint Retention Program also provides other officers, director-level employees and select non-local division employees with cash retention incentives. In addition, other officers and director-level employees who are involuntarily terminated not for cause before the applicable one year anniversary will be entitled to acceleration of their equity based awards on the same terms and conditions as executive officers.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          SPRINT CORPORATION



Date:  January 21, 2005              By:  /s/ Michael T. Hyde
                                          Michael T. Hyde, Assistant Secretary